Exhibit 4.2

AMENDMENT NO. 3

TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 3 (the “Amendment”) to the Rights Agreement (as defined below) is entered into as of September 23, 2009, by and between CIRCOR International, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (as successor rights agent to BankBoston, N.A.), as Rights Agent (“AST”).

WITNESSETH:

WHEREAS, the Company is party to that certain Shareholder Rights Agreement, dated as of September 16, 1999, as amended on November 1, 2002 and further amended on November 2, 2006 (as amended, the “Rights Agreement”) with AST (as successor rights agent to BankBoston, N.A.), as Rights Agent. All capitalized terms used herein and not otherwise defined shall having the meaning ascribed to them in the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to a Section 11(a)(ii) Event supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.          Amendment to Section 7(a).    The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on September 23, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in

Section 23 hereof or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the earlier of (i), (ii) or (iii) being herein referred to as the “Expiration Date”). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”

2.          Effectiveness.    This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3.          Governing Law.    This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4.          Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

CIRCOR INTERNATIONAL, INC.
Attest: /s/ Joshua Gallitano	By:	/s/ Alan J. Glass
Name:	Name: Alan J. Glass
Title:	Title: Vice President, General Counsel & Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
Attest: /s/ Susan Silber	By:	/s/ Herbert J. Lemmer
Name: Susan Silber	Name: Herbert J. Lemmer
Title: Assistant Secretary	Title: Vice President

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